Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 April 20, 2026
www.zionsbancorporation.com
First Quarter 2026 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Andrea Christoffersen (801) 844-7190
Media Contact: Jennifer Johnston (801) 844-7112

Zions Bancorporation, N.A. reports 1Q26 Net Earnings of $232 million, diluted EPS of $1.56 compared with 1Q25 Net Earnings of $169 million, diluted EPS of $1.13, and 4Q25 Net Earnings of $262 million, diluted EPS of $1.76
FIRST QUARTER RESULTS

$1.56	$232 million	15.5%	11.5%
Net earnings per diluted common share	Net earnings	Return on average tangible common equity[2]	Estimated common equity tier 1 ratio

FIRST QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $662 million, up 6%
	•	NIM was 3.27%, compared with 3.10%, and down from 3.31% in the prior quarter

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $298 million, up 11%; adjusted PPNR² was $301 million, up 13%
	•	Customer-related noninterest income was $172 million, up 9%
	•	Noninterest expense was $562 million, up 4%; adjusted noninterest expense² was $558 million, up 5%

Loans and Credit Quality	•	Loans and leases were $61.3 billion, up 2%
	•	The annualized ratio of net loan and lease charge-offs to average loans and leases was 0.03%, compared with 0.11%
	•	The provision for credit losses was negative $7 million, compared with positive $18 million
	•	Nonperforming assets were $292 million, or 0.48% of loans and leases and other real estate owned, compared with $307 million, or 0.51%
	•	Classified loans were $2.3 billion, or 3.80% of loans and leases, compared with $2.9 billion, or 4.82%

Deposits and Borrowed Funds	•	Total deposits were $76.9 billion, up 2%; customer deposits (excluding brokered deposits) were $73.1 billion, up 3%
	•	Brokered deposits were $3.8 billion, down 20%; short-term borrowings were $382 million, down 89%
	•	Long-term debt was $2.0 billion, up 104%, due to recent issuances of senior notes

Capital	•	The estimated CET1 capital ratio was 11.5%, compared with 10.8%
	•	Tangible book value per common share was $41.75, up 19%

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “Our first quarter results were solid, with diluted earnings per share rising 38% to $1.56 from $1.13 in the same quarter last year. Adjusted pre-tax pre-provision net revenue increased 13%, as adjusted taxable-equivalent revenue rose 7.4% and adjusted operating expenses increased 4.7%, resulting in positive operating leverage of 2.7%. We were particularly pleased to achieve broad-based strong growth in customer-related noninterest income, which increased 9% over the same quarter last year. Credit quality was strong, with net loan losses to average loans of a mere 0.03% annualized, and a 19% decrease in classified loans over the past year.”
Mr. Simmons continued, “Our funding profile has continued to strengthen, with total customer deposits growing $2.2 billion over the past year and long-term debt increasing $1.0 billion, while brokered deposits and short-term borrowings decreased $3.8 billion. Tangible common equity also continues to improve, having increased 19% over the past year.”
Mr. Simmons concluded, “During the quarter we were pleased to reach an agreement to acquire the agency lending business of Basis Multifamily Finance I, LLC, a subsidiary of Basis Investment Group. Subject to required approvals, the acquisition will enable us to offer multifamily housing clients an expanded set of permanent financing solutions as an originator, underwriter, and servicer of loans made through government-sponsored agency programs including the Fannie Mae DUS® program, and the Freddie Mac Optigo® Conventional and Small Balance Loan programs.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended March 31,
	2026	2025
Net Interest Margin	3.27%	3.10%
Adjusted PPNR[3]	$301	$267
Net charge-offs	$4	$16
Efficiency ratio[3]	65.0%	66.6%
1 Comparisons referenced in the bullet points are calculated based on the current quarter versus the corresponding period in the prior year, unless otherwise noted. The effective tax rate was 20.7% at March 31, 2026, compared with 28.9% at March 31, 2025, primarily due to a required revaluation of deferred tax assets resulting from new state tax legislation enacted during the prior year quarter.
2 For information on non-GAAP financial measures, see pages 17-19.

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Comparisons noted below are calculated for the current quarter versus the same prior year period, unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they typically reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				1Q26 - 4Q25		1Q26 - 1Q25
(In millions)	1Q26	4Q25	1Q25	$	%	$	%

Interest and fees on loans	$841	$878	$850	$(37)	(4)%	$(9)	(1)%
Interest on money market investments	39	42	53	(3)	(7)	(14)	(26)
Interest on securities	116	121	125	(5)	(4)	(9)	(7)
Total interest income	996	1,041	1,028	(45)	(4)	(32)	(3)
Interest on deposits	275	299	326	(24)	(8)	(51)	(16)
Interest on short- and long-term borrowings	59	59	78	—	—	(19)	(24)
Total interest expense	334	358	404	(24)	(7)	(70)	(17)
Net interest income	$662	$683	$624	$(21)	(3)	$38	6
				bps		bps
Yield on interest-earning assets [1]	4.90%	5.01%	5.08%	(11)		(18)
Rate paid on total deposits and interest-bearing liabilities [1]	1.68%	1.76%	2.01%	(8)		(33)
Cost of deposits [1]	1.48%	1.56%	1.76%	(8)		(28)
Net interest margin [1]	3.27%	3.31%	3.10%	(4)		17
1 Taxable-equivalent rates used where applicable.
Net interest income increased $38 million, or 6%, during the first quarter of 2026, compared with the prior year period, largely reflecting lower funding costs. This increase was further supported by an improved mix of average interest-earning assets, driven by growth in higher-yielding loans and a reduction in lower-yielding investment securities and money market investments. As a result, the net interest margin increased to 3.27%, up from 3.10%. The net interest margin declined from 3.31% in the prior quarter, mainly due to lower earning asset yields and a decrease in average demand deposits.
The yield on average interest-earning assets, net of hedging activity, was 4.90% for the first quarter of 2026, compared with 5.08% in the prior year period, reflecting lower interest rates. The net yield on average loans and leases decreased 22 basis points to 5.62%, while the net yield on average investment securities declined 12 basis points to 2.63%. Additionally, the yield on average money market investments decreased 72 basis points to 3.94%, as the short-term nature of these assets resulted in quicker repricing in the declining interest rate environment.
The rate paid on total deposits and interest-bearing liabilities was 1.68% for the first quarter of 2026, compared with 2.01% in the prior year period. The total cost of deposits was 1.48%, compared with 1.76%, reflecting the lower interest rate environment.
Average interest-earning assets remained relatively flat from the prior year period. Average loans and leases increased $1.5 billion, partially offset by declines in average investment securities and average money market investments of $666 million and $552 million, respectively.
Average interest-bearing liabilities declined $2.7 billion, or 5%, compared with the prior year period. This decrease was primarily driven by a $1.4 billion reduction in average interest-bearing deposits, largely due to lower brokered deposits, as well as a $1.3 billion decline in average borrowed funds, primarily reflecting a reduction in average short-term borrowings. These decreases were partially offset by an increase in average long-term debt, driven by recent issuances of senior notes.

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Noninterest Income
				1Q26 - 4Q25		1Q26 - 1Q25
(In millions)	1Q26	4Q25	1Q25	$	%	$	%

Commercial account fees	$48	$47	$45	$1	2%	$3	7%
Card fees	22	24	23	(2)	(8)	(1)	(4)
Retail and business banking fees	20	20	17	—	—	3	18
Loan-related fees and income	23	19	17	4	21	6	35
Capital markets fees and income	28	37	27	(9)	(24)	1	4
Wealth management fees	16	14	15	2	14	1	7
Other customer-related fees	15	16	14	(1)	(6)	1	7
Customer-related noninterest income	172	177	158	(5)	(3)	14	9
Dividends and other income	12	10	7	2	20	5	71
Securities gains (losses), net	3	21	6	(18)	(86)	(3)	(50)
Noncustomer-related noninterest income	15	31	13	(16)	(52)	2	15
Total noninterest income	$187	$208	$171	$(21)	(10)	$16	9
Adjusted customer-related noninterest income [1]	$174	$175	$158	$(1)	(1)	$16	10
1 Net of credit valuation adjustment (“CVA”). For information on non-GAAP financial measures, see pages 17-19.
Customer-related noninterest income increased $14 million, or 9%, compared with the prior year period. This growth was primarily driven by a $6 million increase in loan-related fees and income, largely reflecting higher residential mortgage loan sales activity. Retail and business banking fees increased $3 million, primarily due to an increase in overdraft fee income, while the $3 million increase in commercial account fees was mainly attributable to higher account analysis fees.
Noncustomer-related noninterest income increased $2 million, or 15%, compared with the prior year period, primarily due to valuation adjustments on mortgage servicing rights and gains on the sale of fixed assets. These increases were partially offset by lower valuation adjustments in our Small Business Investment Company (“SBIC”) investment portfolio relative to the prior year quarter.

Noninterest Expense
				1Q26 - 4Q25		1Q26 - 1Q25
(In millions)	1Q26	4Q25	1Q25	$	%	$	%

Salaries and employee benefits	$361	$335	$342	$26	8%	$19	6%
Technology, telecom, and information processing	74	71	70	3	4	4	6
Occupancy and equipment, net	41	43	41	(2)	(5)	—	—
Professional and legal services	20	21	13	(1)	(5)	7	54
Marketing and business development	13	30	11	(17)	(57)	2	18
Deposit insurance and regulatory expense	15	6	22	9	NM	(7)	(32)
Credit-related expense	5	7	6	(2)	(29)	(1)	(17)
Other real estate expense, net	—	(2)	—	2	NM	—	NM
Other	33	35	33	(2)	(6)	—	—
Total noninterest expense	$562	$546	$538	$16	3	$24	4
Adjusted noninterest expense [1]	$558	$548	$533	$10	2	$25	5
1 For information on non-GAAP financial measures, see pages 17-19.
Noninterest expense increased $24 million, or 4%, compared with the prior year quarter. Salaries and employee benefits expense increased $19 million, primarily due to higher incentive compensation accruals reflecting improved profitability, as well as increased base salaries and benefits costs. Professional and legal services expense increased $7 million, largely reflecting higher outsourced services. Technology, telecom, and information processing expense

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increased $4 million, mainly due to higher application software, licensing, and maintenance costs. These increases were partially offset by a $7 million decrease in deposit insurance and regulatory expense, primarily due to higher FDIC assessments related to increased classified loans in the prior year quarter.
Adjusted noninterest expense increased $25 million, or 5%, primarily due to the same factors discussed above. The efficiency ratio improved to 65.0% from 66.6% in the prior year quarter, reflecting positive operating leverage. For more information regarding non-GAAP financial measures, see pages 17-19.
BALANCE SHEET ANALYSIS

Investment Securities
				1Q26 - 4Q25		1Q26 - 1Q25
(In millions)	1Q26	4Q25	1Q25	$	%	$	%
Investment securities:
Available-for-sale, at fair value	$9,184	$9,207	$9,223	$(23)	—%	$(39)	—%
Held-to-maturity, at amortized cost	8,688	8,867	9,481	(179)	(2)	(793)	(8)
Total investment securities, net of allowance	$17,872	$18,074	$18,704	$(202)	(1)	$(832)	(4)
Total investment securities decreased $832 million, or 4%, to $17.9 billion, relative to the prior year quarter, primarily due to principal reductions, net of reinvestments.

Loans and Leases
				1Q26 - 4Q25		1Q26 - 1Q25
(In millions)	1Q26	4Q25	1Q25	$	%	$	%

Loans held for sale	$140	$201	$112	$(61)	(30)%	$28	25%
Loans and leases:
Commercial	$31,858	$31,679	$30,998	$179	1	$860	3
Commercial real estate	13,658	13,396	13,593	262	2	65	—
Consumer	15,796	15,825	15,338	(29)	—	458	3
Loans and leases, net of unearned income and fees	61,312	60,900	59,929	412	1	1,383	2
Less allowance for loan losses	667	678	697	(11)	(2)	(30)	(4)
Loans and leases held for investment, net of allowance	$60,645	$60,222	$59,232	$423	1	$1,413	2
Unfunded commitments	$30,492	$30,244	$29,526	$248	1	$966	3
Loans and leases, net of unearned income and fees, increased $1.4 billion, or 2%, to $61.3 billion, compared with the prior year quarter. This growth was driven by an $860 million increase in commercial loans, primarily within the commercial and industrial loan portfolio, and a $458 million increase in consumer loans, largely attributable to growth in the home equity line of credit portfolio.

ZIONS BANCORPORATION, N.A.
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Credit Quality
				1Q26 - 4Q25		1Q26 - 1Q25
(In millions)	1Q26	4Q25	1Q25	$	%	$	%

Provision for credit losses	$(7)	$6	$18	$(13)	NM	$(25)	NM
Allowance for credit losses	713	724	743	(11)	(2)%	(30)	(4)%
Net loan and lease charge-offs (recoveries)	4	7	16	(3)	(43)	(12)	(75)
Nonperforming assets	292	320	307	(28)	(9)	(15)	(5)
Classified loans	2,332	2,380	2,891	(48)	(2)	(559)	(19)
	1Q26	4Q25	1Q25	bps		bps
Ratio of ACL to loans and leases outstanding, at period end	1.16%	1.19%	1.24%	(3)		(8)
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.03%	0.05%	0.11%	(2)		(8)
Ratio of nonperforming assets to loans and leases and other real estate owned	0.48%	0.52%	0.51%	(4)		(3)
Ratio of classified loans to total loans and leases	3.80%	3.91%	4.82%	(11)		(102)
During the first quarter of 2026, we recorded a negative $7 million provision for credit losses, compared with positive $18 million during the prior year period. The allowance for credit losses (“ACL”) totaled $713 million at March 31, 2026, compared with $743 million at March 31, 2025. The year-over-year decrease in the ACL primarily reflects lower reserves associated with commercial real estate (“CRE”) portfolio-specific risks and changes in loan portfolio composition, partially offset by more adverse economic forecasts and increased lending activity. The ratio of ACL to total loans and leases was 1.16% at March 31, 2026, compared with 1.24% at March 31, 2025.
Net loan and lease charge-offs totaled $4 million in the first quarter of 2026, compared with $16 million in the prior year quarter. At March 31, 2026, nonperforming assets totaled $292 million, or 0.48% of total loans and leases and other real estate owned, compared with $307 million, or 0.51%, in the prior year period. Nonperforming assets were primarily concentrated in the commercial and industrial, consumer 1-4 family residential, and commercial owner-occupied loan portfolios. Classified loans totaled $2.3 billion, or 3.80% of total loans and leases, compared with $2.9 billion, or 4.82%, in the prior year period. The year-over-year decline was primarily driven by reductions in classified CRE exposures, largely attributable to loan payoffs.

Deposits and Borrowed Funds
				1Q26 - 4Q25		1Q26 - 1Q25
(In millions)	1Q26	4Q25	1Q25	$	%	$	%

Deposits:
Noninterest-bearing demand	$27,081	$25,823	$24,792	$1,258	5%	$2,289	9%
Interest-bearing:
Savings and money market	40,165	39,914	39,860	251	1	305	1
Time	5,866	6,070	6,269	(204)	(3)	(403)	(6)
Brokered	3,795	3,837	4,771	(42)	(1)	(976)	(20)
Total interest-bearing	49,826	49,821	50,900	5	—	(1,074)	(2)
Total deposits	$76,907	$75,644	$75,692	$1,263	2	$1,215	2
Customer deposits (excludes brokered deposits)	$73,112	$71,807	$70,921	1,305	2	2,191	3
Borrowed funds:
Federal funds purchased and other short-term borrowings	$382	$2,872	$3,190	$(2,490)	(87)	$(2,808)	(88)
Long-term debt	1,963	1,472	964	491	33	999	NM
Total borrowed funds	$2,345	$4,344	$4,154	$(1,999)	(46)	$(1,809)	(44)

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Total deposits increased $1.2 billion, or 2%, compared with the prior year quarter. Noninterest-bearing demand deposits increased $2.3 billion, primarily reflecting the migration of a consumer interest-bearing product into a new noninterest-bearing offering. This increase was partially offset by a $1.1 billion decline in interest-bearing deposits, largely driven by a reduction in brokered deposits.
At March 31, 2026, customer deposits, excluding brokered deposits, totaled $73.1 billion, compared with $70.9 billion at March 31, 2025. These balances included approximately $6.6 billion and $6.7 billion of reciprocal deposits, respectively. The loan-to-deposit ratio was 80%, compared with 79% in the prior year quarter.
Total borrowed funds decreased $1.8 billion, or 44%, compared with the prior year quarter. The decrease was driven by a $2.8 billion reduction in short-term FHLB advances, partially offset by the issuance of $500 million of 4.48% Fixed-to-Floating Senior Notes in February 2026 and $500 million of 4.70% Fixed-to-Floating Senior Notes in August 2025.

Shareholders’ Equity
				1Q26 - 4Q25		1Q26 - 1Q25
(In millions, except share data)	1Q26	4Q25	1Q25	$	%	$	%
Shareholders’ equity:
Preferred stock	$66	$66	$66	$—	—%	$—	—%
Common stock and additional paid-in capital	1,669	1,726	1,706	(57)	(3)	(37)	(2)
Retained earnings	7,496	7,329	6,805	167	2	691	10
Accumulated other comprehensive income (loss)	(1,935)	(1,941)	(2,250)	6	—	315	14
Total shareholders’ equity	$7,296	$7,180	$6,327	$116	2	$969	15
Capital distributions:
Common dividends paid	$67	$67	$65	$—	—	$2	3
Bank common stock repurchased [1]	77	—	41	77	NM	36	88
Total capital distributed to common shareholders	$144	$67	$106	$77	NM	$38	36

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	147,038	147,120	147,387	(82)	—%	(349)	—%
Common shares outstanding, at period end (in thousands)	147,077	147,653	147,567	(576)	—	(490)	—
1 Includes amounts related to common shares acquired through our publicly announced plans and those acquired in connection with our stock compensation plan. These shares were acquired from employees to cover their payroll taxes and stock option exercise costs upon the exercise of stock options.
The common stock dividend was $0.45 per share, compared with $0.43 per share during the first quarter of 2025. Common shares outstanding decreased 0.5 million from the first quarter of 2025, primarily due to common stock repurchases. During the first quarter of 2026, we repurchased 1.3 million common shares outstanding for $77 million, compared with 0.8 million common shares repurchased for $41 million during the prior year period.
At March 31, 2026, the accumulated other comprehensive income (loss) (“AOCI”) balance reflected a net loss of $1.9 billion, primarily attributable to a decline in the fair value of fixed-rate AFS securities driven by changes in interest rates. This amount includes $1.5 billion ($1.2 billion after tax) of unrealized losses associated with securities previously transferred from AFS to held-to-maturity (“HTM”). Compared with March 31, 2025, AOCI improved $315 million, primarily due to increases in the fair value of AFS securities, the amortization of unrealized losses associated with the securities transferred from AFS to HTM, and paydowns on AFS securities. The improvement in AOCI had a positive impact on our tangible book value per common share.

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Estimated common equity tier 1 (“CET1”) capital was $8.1 billion, an increase of 9%, compared with $7.4 billion in the prior year period. The estimated CET1 capital ratio was 11.5%, compared with 10.8%. Tangible book value per common share increased 19% to $41.75, mainly due to an increase in retained earnings and reduced unrealized losses in AOCI. For more information on non-GAAP financial measures, see pages 17-19.

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website in advance of its discussion of first quarter financial results, scheduled for 5:30 p.m. ET on April 20, 2026. Media representatives, analysts, investors, and the general public are invited to participate by calling (877) 709-8150 (domestic and international) and entering the meeting number 13759825, or by joining the on-demand webcast. A link to the webcast will be available on the Company’s website at www.zionsbancorporation.com. Following the event, the webcast will be archived and accessible for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $3.4 billion in 2025, and total assets of approximately $89 billion at December 31, 2025. The Bank operates principally through seven separately managed, geographically defined bank divisions, each operating under its own local brand and management, and serving customers primarily in 11 Western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming.
Zions is a consistent recipient of national and state-level customer survey awards recognizing excellence in small- and middle-market banking. It is also a leader in public finance advisory services and Small Business Administration lending. Zions is included in both the S&P MidCap 400 and NASDAQ Financial 100 indices. Additional investor information, along with links to local banking brands, is available at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release contains “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and assumptions regarding future events and outcomes. However, they are inherently subject to known and unknown risks, uncertainties, and other factors that could cause actual results, performances, achievements, industry developments, or regulatory outcomes to differ materially from those expressed or implied. Forward-looking statements may include, among others:
•Statements concerning the beliefs, plans, objectives, goals, targets, commitments, designs, guidelines, expectations, anticipations, and future financial condition, operating results, and performance of Zions Bancorporation, National Association, and its subsidiaries (collectively “Zions Bancorporation, N.A.,” “the Bank,” “we,” “our,” “us”); and
•Statements preceded or followed by, or that include, terminology such as “may,” “might,” “can,” “continue,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “forecast,” “expect,” “intend,” “target,” “commit,” “design,” “plan,” “project,” “will,” or similar words and expressions, including their negative forms.
Forward-looking statements are not guarantees and should not be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although the following list is not comprehensive, key factors that may cause material differences include:
•The quality and composition of our loan and investment securities portfolios and the quality and composition of our deposits;
•Changes in general industry, political, and economic conditions, including increases in the national debt, elevated or persistent inflation, economic slowdowns or recessions, and other macroeconomic challenges;

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changes in interest rates or reference rates, which could negatively impact our revenues and expenses, the valuation and performance of our assets and liabilities, and the availability and cost of capital and liquidity;
•Political developments, including government shutdowns and other significant disruptions and changes in the funding, size, scope, and effectiveness of the government and its agencies and services;
•The effects of newly enacted and proposed regulations affecting us and the banking industry, as well as changes and uncertainties in the interpretation, enforcement, and applicability of laws and fiscal, monetary, regulatory, trade, and tax policies;
•Actions taken by governments, agencies, central banks, and similar organizations, including those that result in decreases in revenue, increases in regulatory bank fees, insurance assessments, and capital standards; and other regulatory requirements;
•Evolving trade policies and disputes, such as proposed and implemented tariffs and resulting market volatility and uncertainty, including the effects on supply chains, expenses, and revenues for both us and our customers;
•Judicial, regulatory, and administrative inquiries, investigations, examinations or proceedings and the outcomes thereof that create uncertainty for, or are adverse to, us or the banking industry;
•Changes in our credit ratings;
•The growing presence of credit unions, financial technology companies (“fintechs”), and other emerging competitors within the financial services industry, including in the markets in which we operate;
•Our ability to innovate and address competitive pressures and other factors that may affect aspects of our business, such as pricing, the relevance of and demand for our products and services, and our ability to recruit and retain talent;
•The potential for both positive and disruptive impacts of emerging technologies, including stablecoins and other digital currencies, tokenized deposits, blockchain, artificial intelligence (“AI”), quantum computing, and related innovations affecting both us and the banking industry;
•Our ability to complete projects and initiatives and execute our strategic plans, manage our risks, control compensation and other expenses, and achieve our business objectives;
•Our ability to develop and maintain technology and information security systems, along with effective controls designed to guard against fraud, cybersecurity, and privacy risks and related incidents, particularly given the accelerating pace at which threat actors are developing and deploying increasingly sophisticated and targeted tactics against the financial services industry;
•The occurrence of fraud, theft, or other forms of misconduct perpetrated by external parties, including customers and business partners, or by our own employees;
•Our ability to provide adequate oversight of our suppliers to help us prevent or mitigate effects upon us and our customers of inadequate performance, systems failures, or cyber and other incidents by, or affecting, third parties upon whom we rely for the delivery of various products and services;
•The effects of wars, geopolitical conflicts, and other local, national, or international disasters, crises, or conflicts that may occur in the future;
•Natural disasters, pandemics, wildfires, catastrophic events, and other emergencies and incidents, and their impact on our operations, our customers’ business, and the communities we serve, including the increasing difficulty and expense of obtaining property, auto, business, and other insurance products;
•Diverging and evolving policy, legal, regulatory, and political developments—combined with differing stakeholder perspectives related to governance, environmental, and social matters—may subject us to potentially conflicting requirements and expectations;
•Securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital;
•The possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and shareholders’ equity;

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•The impact of bank closures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
•Adverse news and other expressions of negative public opinion—whether directed at us, other financial institutions, the banking industry, or the broader market—that may adversely affect our reputation and the industry more broadly; and
•Other assumptions, risks, or uncertainties described in this earnings release, and other SEC filings.
We caution against placing undue reliance on forward-looking statements, as they reflect our views only as of the date they are issued. Except as required by law, we expressly disclaim any obligation to update any factors or publicly announce revisions to forward-looking statements to reflect future events or developments.

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FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
BALANCE SHEET [1]
Loans held for investment, net of allowance	$60,645	$60,222	$59,599	$60,123	$59,232
Total assets	87,957	88,690	88,242	88,586	87,650
Deposits	76,907	75,644	74,878	73,800	75,692
Total shareholders’ equity	7,296	7,180	6,865	6,596	6,327
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$232	$262	$221	$243	$169
Net interest income	662	683	672	648	624
Taxable-equivalent net interest income [2]	673	694	683	661	635
Total noninterest income	187	208	189	190	171
Total noninterest expense	562	546	527	527	538
Pre-provision net revenue [2]	298	356	345	324	268
Adjusted pre-provision net revenue [2]	301	331	352	316	267
Provision for credit losses	(7)	6	49	(1)	18
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.56	$1.76	$1.48	$1.63	$1.13
Dividends	0.45	0.45	0.45	0.43	0.43
Book value per common share [1]	49.16	48.18	46.05	44.24	42.43
Tangible book value per common share [1,2]	41.75	40.79	38.64	36.81	34.95
Weighted average share price	58.72	54.24	55.42	46.72	53.64
Weighted average diluted common shares outstanding (in thousands)	147,038	147,120	147,125	147,053	147,387
Common shares outstanding (in thousands) [1]	147,077	147,653	147,640	147,603	147,567
SELECTED RATIOS AND OTHER DATA
Return on average assets	1.05%	1.16%	0.99%	1.09%	0.77%
Return on average common equity	13.1%	14.9%	13.3%	15.3%	11.1%
Return on average tangible common equity [2]	15.5%	17.9%	16.0%	18.7%	13.4%
Net interest margin	3.27%	3.31%	3.28%	3.17%	3.10%
Cost of deposits	1.48%	1.56%	1.67%	1.68%	1.76%
Efficiency ratio [2]	65.0%	62.3%	59.6%	62.2%	66.6%
Effective tax rate [3]	20.7%	22.4%	22.1%	21.8%	28.9%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.48%	0.52%	0.54%	0.51%	0.51%
Annualized ratio of net loan and lease charge-offs to average loans	0.03%	0.05%	0.37%	0.07%	0.11%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.16%	1.19%	1.20%	1.20%	1.24%
Full-time equivalent employees	9,090	9,195	9,286	9,440	9,392
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	7.1%	6.9%	6.5%	6.2%	6.0%
Common equity tier 1 capital [4]	$8,050	$7,936	$7,734	$7,570	$7,379
Risk-weighted assets [4]	$69,807	$69,142	$68,648	$69,026	$68,132
Common equity tier 1 capital ratio [4]	11.5%	11.5%	11.3%	11.0%	10.8%
Tier 1 risk-based capital ratio [4]	11.6%	11.6%	11.4%	11.1%	10.9%
Total risk-based capital ratio [4]	13.8%	13.8%	13.7%	13.4%	13.3%
Tier 1 leverage ratio [4]	9.1%	9.0%	8.8%	8.5%	8.4%
1 At period end.
2 For information on non-GAAP financial measures, see pages 17-19.
3 The increase in the effective tax rate at March 31, 2025 was the result of a revaluation of deferred tax assets due to newly enacted state tax legislation.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
(In millions, shares in thousands)
ASSETS
Cash and due from banks	$661	$683	$771	$780	$833
Money market investments:
Interest-bearing deposits	1,741	2,202	2,395	1,781	1,980
Federal funds sold and securities purchased under agreements to resell	1,007	1,420	1,008	1,140	936
Trading securities, at fair value	104	64	134	180	64
Investment securities:
Available-for-sale, at fair value	9,184	9,207	9,170	9,116	9,223
Held-to-maturity [1], at amortized cost	8,688	8,867	9,059	9,272	9,481
Total investment securities, net of allowance	17,872	18,074	18,229	18,388	18,704
Loans held for sale [2]	140	201	215	172	112
Loans and leases, net of unearned income and fees *	61,312	60,900	60,278	60,813	59,929
Allowance for loan and lease losses	667	678	679	690	697
Loans held for investment, net of allowance	60,645	60,222	59,599	60,123	59,232
Other noninterest-bearing investments	994	1,076	1,098	1,182	1,045
Premises, equipment, and software, net	1,356	1,363	1,358	1,361	1,362
Goodwill and intangibles	1,089	1,091	1,094	1,096	1,104
Other real estate owned	14	5	5	5	2
Other assets *	2,334	2,289	2,336	2,378	2,276
Total assets	$87,957	$88,690	$88,242	$88,586	$87,650
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$27,081	$25,823	$26,133	$25,413	$24,792
Interest-bearing:
Savings and money market	40,165	39,914	38,689	38,254	39,860
Time	9,661	9,907	10,056	10,133	11,040
Total deposits	76,907	75,644	74,878	73,800	75,692
Federal funds and other short-term borrowings *	382	2,872	3,548	5,845	3,190
Long-term debt	1,963	1,472	1,473	970	964
Reserve for unfunded lending commitments	46	46	46	42	46
Other liabilities *	1,363	1,476	1,432	1,333	1,431
Total liabilities	80,661	81,510	81,377	81,990	81,323
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	66	66	66	66	66
Common stock [3] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,669	1,726	1,721	1,713	1,706
Retained earnings	7,496	7,329	7,134	6,981	6,805
Accumulated other comprehensive income (loss)	(1,935)	(1,941)	(2,056)	(2,164)	(2,250)
Total shareholders’ equity	7,296	7,180	6,865	6,596	6,327
Total liabilities and shareholders’ equity	$87,957	$88,690	$88,242	$88,586	$87,650
[1] Held-to-maturity (fair value)	$8,696	$8,940	$9,106	$9,229	$9,400
[2] Loans held for sale (carried at fair value)	57	71	126	100	62
[3] Common shares (issued and outstanding)	147,077	147,653	147,640	147,603	147,567
* Effective in the first quarter of 2026, we changed our accounting policy to present qualifying derivative assets and liabilities, along with the associated rights to reclaim or obligations to return cash collateral, on a net basis for all eligible arrangements rather than on a gross basis. Prior period results have been recast to conform to this presentation.

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Interest income:
Interest and fees on loans	$841	$878	$898	$875	$850
Interest on money market investments	39	42	41	50	53
Interest on securities	116	121	125	126	125
Total interest income	996	1,041	1,064	1,051	1,028
Interest expense:
Interest on deposits	275	299	313	312	326
Interest on short- and long-term borrowings	59	59	79	91	78
Total interest expense	334	358	392	403	404
Net interest income	662	683	672	648	624
Provision for credit losses:
Provision for loan and lease losses	(7)	6	45	3	17
Provision for unfunded lending commitments	—	—	4	(4)	1
Total provision for credit losses	(7)	6	49	(1)	18
Net interest income after provision for credit losses	669	677	623	649	606
Noninterest income:
Commercial account fees	48	47	47	46	45
Card fees	22	24	24	24	23
Retail and business banking fees	20	20	19	19	17
Loan-related fees and income	23	19	20	19	17
Capital markets fees and income	28	37	24	28	27
Wealth management fees	16	14	14	14	15
Other customer-related fees	15	16	15	14	14
Customer-related noninterest income	172	177	163	164	158
Dividends and other income	12	10	15	12	7
Securities gains (losses), net	3	21	11	14	6
Total noninterest income	187	208	189	190	171
Noninterest expense:
Salaries and employee benefits	361	335	337	336	342
Technology, telecom, and information processing	74	71	70	65	70
Occupancy and equipment, net	41	43	42	40	41
Professional and legal services	20	21	14	13	13
Marketing and business development	13	30	11	12	11
Deposit insurance and regulatory expense	15	6	16	20	22
Credit-related expense	5	7	6	6	6
Other real estate expense, net	—	(2)	—	—	—
Other	33	35	31	35	33
Total noninterest expense	562	546	527	527	538
Income before income taxes	294	339	285	312	239
Income taxes	61	76	63	68	69
Net income	233	263	222	244	170
Preferred stock dividends	(1)	(1)	(1)	(1)	(1)
Preferred stock redemption	—	—	—	—	—
Net earnings applicable to common shareholders	$232	$262	$221	$243	$169
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	146,946	147,054	147,045	147,044	147,321
Diluted shares (in thousands)	147,038	147,120	147,125	147,053	147,387
Net earnings per common share:
Basic	$1.56	$1.76	$1.48	$1.63	$1.13
Diluted	1.56	1.76	1.48	1.63	1.13

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Commercial:
Commercial and industrial [1]	$18,263	$18,111	$17,547	$17,873	$17,265
Owner occupied	9,323	9,274	9,267	9,377	9,321
Municipal	4,272	4,294	4,341	4,376	4,412
Total commercial	31,858	31,679	31,155	31,626	30,998
Commercial real estate:
Term	11,387	11,234	11,008	11,186	10,878
Construction and land development	2,271	2,162	2,469	2,425	2,715
Total commercial real estate	13,658	13,396	13,477	13,611	13,593
Consumer:
1-4 family residential	10,406	10,462	10,423	10,431	10,312
Home equity credit line	3,976	3,950	3,848	3,784	3,670
Construction and other consumer real estate	786	782	769	743	762
Bankcard and other revolving plans	515	515	477	496	472
Other	113	116	129	122	122
Total consumer	15,796	15,825	15,646	15,576	15,338
Total loans and leases	$61,312	$60,900	$60,278	$60,813	$59,929
1 Effective March 31, 2026, balances previously classified as “Leasing” are now reported within the “Commercial and industrial” loan segment. Prior period amounts have been reclassified for comparative purposes.

Nonperforming Assets
(Unaudited)

(In millions)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Nonaccrual loans [1]	$279	$315	$319	$308	$305
Other real estate owned [2]	13	5	5	5	2
Total nonperforming assets	$292	$320	$324	$313	$307
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.48%	0.52%	0.54%	0.51%	0.51%
Accruing loans past due 90 days or more	$3	$5	$5	$4	$13
Ratio of accruing loans past due 90 days or more to loans[1] and leases	—%	0.01%	0.01%	0.01%	0.02%
Nonaccrual loans and accruing loans past due 90 days or more	$282	$320	$324	$312	$318
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.48%	0.53%	0.54%	0.52%	0.53%
Accruing loans past due 30-89 days	$82	$96	$69	$57	$105
Classified loans	2,332	2,380	2,415	2,697	2,891
Ratio of classified loans to total loans and leases	3.80%	3.91%	4.00%	4.43%	4.82%
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Allowance for Loan and Lease Losses
Balance at beginning of period	$678	$679	$690	$697	$696
Provision for loan losses	(7)	6	45	3	17
Loan and lease charge-offs	11	15	67	16	24
Less: Recoveries	7	8	11	6	8
Net loan and lease charge-offs (recoveries)	4	7	56	10	16
Balance at end of period	$667	$678	$679	$690	$697
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.09%	1.11%	1.13%	1.13%	1.16%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	239%	215%	213%	224%	229%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.03%	0.05%	0.37%	0.07%	0.11%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$46	$46	$42	$46	$45
Provision for unfunded lending commitments	—	—	4	(4)	1
Balance at end of period	$46	$46	$46	$42	$46
Allowance for Credit Losses
Allowance for loan losses	$667	$678	$679	$690	$697
Reserve for unfunded lending commitments	46	46	46	42	46
Total allowance for credit losses	$713	$724	$725	$732	$743
Ratio of ACL to loans[1] and leases outstanding, at period end	1.16%	1.19%	1.20%	1.20%	1.24%
1 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Commercial:
Commercial and industrial	$83	$93	$111	$115	$123
Owner occupied	50	51	40	39	25
Municipal	2	2	2	5	10
Total commercial	135	146	153	159	158
Commercial real estate:
Term	42	72	70	60	58
Construction and land development	—	1	—	—	—
Total commercial real estate	42	73	70	60	58
Consumer:
1-4 family residential	67	65	63	58	56
Home equity credit line	33	30	32	30	32
Bankcard and other revolving plans	1	1	1	1	1
Other	1	—	—	—	—
Total consumer	102	96	96	89	89
Total nonaccrual loans	$279	$315	$319	$308	$305

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Commercial:
Commercial and industrial	$3	$8	$50	$8	$13
Owner occupied	(1)	—	(1)	(1)	(1)
Municipal	—	—	3	—	—
Total commercial	2	8	52	7	12
Commercial real estate:
Term	(1)	(3)	2	1	—
Total commercial real estate	(1)	(3)	2	1	—
Consumer:
1-4 family residential	—	(1)	—	1	1
Bankcard and other revolving plans	2	2	1	1	2
Other	1	1	1	—	1
Total consumer loans	3	2	2	2	4
Total net charge-offs (recoveries)	$4	$7	$56	$10	$16

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	March 31, 2026		December 31, 2025		March 31, 2025
(In millions)	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,872	3.78%	$1,925	4.03%	$1,632	4.59%
Federal funds sold and securities purchased under agreements to resell	2,179	4.08%	2,027	4.43%	2,971	4.70%
Total money market investments	4,051	3.94%	3,952	4.23%	4,603	4.66%
Trading securities	56	4.43%	102	4.42%	25	4.01%
Investment securities:
Available-for-sale	9,232	3.01%	9,163	3.14%	9,101	3.27%
Held-to-maturity	8,758	2.23%	8,960	2.17%	9,555	2.25%
Total investment securities	17,990	2.63%	18,123	2.66%	18,656	2.75%
Loans held for sale	163	NM	296	NM	83	NM
Loans and leases: [2]
Commercial	31,802	5.64%	31,574	5.81%	31,033	5.86%
Commercial real estate	13,534	6.18%	13,471	6.38%	13,557	6.59%
Consumer	15,805	5.12%	15,743	5.12%	15,045	5.12%
Total loans and leases	61,141	5.62%	60,788	5.76%	59,635	5.84%
Total interest-earning assets	83,401	4.90%	83,261	5.01%	83,002	5.08%
Cash and due from banks	744		753		705
Allowance for credit losses on loans and debt securities	(677)		(677)		(692)
Goodwill and intangibles	1,090		1,093		1,052
Other assets	5,089		5,207		5,376
Total assets	$89,647		$89,637		$89,443
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$39,544	1.96%	$39,245	2.07%	$39,646	2.18%
Time	9,724	3.50%	10,172	3.69%	11,024	4.15%
Total interest-bearing deposits	49,268	2.26%	49,417	2.40%	50,670	2.61%
Borrowed funds:
Federal funds purchased and security repurchase agreements	587	3.60%	636	3.86%	1,721	4.36%
Other short-term borrowings	3,046	4.02%	2,850	4.27%	3,976	4.52%
Long-term debt	1,753	5.56%	1,474	5.90%	955	6.38%
Total borrowed funds	5,386	4.48%	4,960	4.70%	6,652	4.74%
Total interest-bearing liabilities	54,654	2.48%	54,377	2.61%	57,322	2.85%
Noninterest-bearing demand deposits	26,191		26,583		24,249
Other liabilities	1,542		1,655		1,624
Total liabilities	82,387		82,615		83,195
Shareholders’ equity:
Preferred equity	66		66		66
Common equity	7,194		6,956		6,182
Total shareholders’ equity	7,260		7,022		6,248
Total liabilities and shareholders’ equity	$89,647		$89,637		$89,443
Spread on average interest-bearing funds		2.42%		2.40%		2.23%
Impact of net noninterest-bearing sources of funds		0.85%		0.91%		0.87%
Net interest margin		3.27%		3.31%		3.10%
Memo: total cost of deposits	$75,459	1.48%	$76,000	1.56%	$74,919	1.76%
Memo: total deposits and interest-bearing liabilities	$80,845	1.68%	$80,960	1.76%	$81,571	2.01%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release includes certain non-GAAP financial measures alongside those prepared in accordance with generally accepted accounting principles (“GAAP”). Reconciliations between the applicable GAAP measures and the corresponding non-GAAP measures are provided in the accompanying schedules. We believe these adjustments are relevant to evaluating ongoing operating results and offer a meaningful basis for comparing performance across periods. Management uses these non-GAAP measures to assess both financial performance and position. Presenting these measures enables investors to evaluate our results using the same approach applied by management and commonly used within the financial services industry.
Non-GAAP financial measures have inherent limitations and may not be directly comparable to similar measures reported by other financial institutions. While these measures are commonly used by stakeholders to evaluate company performance, they should be viewed as supplemental and not as a substitute for analysis of results prepared in accordance with GAAP. Non-GAAP measures should not be considered in isolation, as they provide an incomplete perspective without reference to GAAP-based financial information.
Tangible Common Equity and Related Measures
Tangible common equity and related metrics are non-GAAP measures that exclude the impact of intangible assets and associated amortization. We believe these measures provide meaningful insight into the utilization of shareholders’ equity and offer a consistent basis for evaluating business performance.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Net earnings applicable to common shareholders (GAAP)		$232	$262	$221	$243	$169
Adjustments, net of tax:
Amortization of core deposit and other intangibles		2	2	2	2	1
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$234	$264	$223	$245	$170
Average common equity (GAAP)		$7,194	$6,956	$6,616	$6,357	$6,182
Average goodwill and intangibles		(1,090)	(1,093)	(1,095)	(1,097)	(1,052)
Average tangible common equity (non-GAAP)	(b)	$6,104	$5,863	$5,521	$5,260	$5,130
Number of days in quarter	(c)	90	92	92	91	90
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	15.5%	17.9%	16.0%	18.7%	13.4%
1 Excluding the effect of AOCI from average tangible common equity would result in associated returns of 11.8%, 13.3%, 11.5%, 13.1%, and 9.2% for the respective periods presented.

ZIONS BANCORPORATION, N.A.
Press Release – Page 18

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Total shareholders’ equity (GAAP)		$7,296	$7,180	$6,865	$6,596	$6,327
Goodwill and intangibles		(1,089)	(1,091)	(1,094)	(1,096)	(1,104)
Tangible equity (non-GAAP)	(a)	6,207	6,089	5,771	5,500	5,223
Preferred stock		(66)	(66)	(66)	(66)	(66)
Tangible common equity (non-GAAP)	(b)	$6,141	$6,023	$5,705	$5,434	$5,157
Total assets (GAAP)		$87,957	$88,690	$88,242	$88,586	$87,650
Goodwill and intangibles		(1,089)	(1,091)	(1,094)	(1,096)	(1,104)
Tangible assets (non-GAAP)	(c)	$86,868	$87,599	$87,148	$87,490	$86,546
Common shares outstanding (in thousands)	(d)	147,077	147,653	147,640	147,603	147,567
Tangible equity ratio (non-GAAP)	(a/c)	7.1%	7.0%	6.6%	6.3%	6.0%
Tangible common equity ratio (non-GAAP)	(b/c)	7.1%	6.9%	6.5%	6.2%	6.0%
Tangible book value per common share (non-GAAP)	(b/d)	$41.75	$40.79	$38.64	$36.81	$34.95
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio measures operating expenses relative to revenue and provides insight into the cost of generating revenue. We adjust this ratio to exclude certain items that are not generally expected to recur frequently, as detailed in the accompanying schedule. These adjustments enhance comparability across reporting periods. Adjusted noninterest expense reflects how effectively we manage operating expenses, while adjusted pre-provision net revenue enables management and stakeholders to evaluate our capacity to generate capital. Additionally, taxable-equivalent net interest income facilitates comparability between revenue derived from taxable and tax-exempt sources.

ZIONS BANCORPORATION, N.A.
Press Release – Page 19

EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Noninterest expense (GAAP)	(a)	$562	$546	$527	$527	$538
Adjustments:
Severance costs		3	5	6	2	3
Other real estate expense, net		—	(2)	—	—	—
Amortization of core deposit and other intangibles		2	2	2	2	2
SBIC investment success fee accrual		—	2	1	2	—
FDIC special assessment		(1)	(9)	(2)	—	—
Total adjustments	(b)	4	(2)	7	6	5
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$558	$548	$520	$521	$533

Net interest income (GAAP)	(d)	$662	$683	$672	$648	$624
Fully taxable-equivalent adjustments	(e)	11	11	11	13	11
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	673	694	683	661	635

Customer-related noninterest income (GAAP)	(g)	172	177	163	164	158
Net credit valuation adjustment (CVA)	(h)	(2)	2	(11)	—	—
Adjusted customer-related noninterest income (non-GAAP)	(i)=(g-h)	174	175	174	164	158

Noncustomer-related noninterest income (GAAP)	(j)	15	31	26	26	13
Securities gains (losses), net	(k)	3	21	11	14	6
Adjusted noncustomer-related noninterest income (non-GAAP)	(l)=(j-k)	12	10	15	12	7

Combined income (non-GAAP)	(m)=(f+g+j)	$860	$902	$872	$851	$806
Adjusted taxable-equivalent revenue (non-GAAP)	(n)=(f+i+l)	859	879	872	837	800

Pre-provision net revenue (PPNR) (non-GAAP)	(m)-(a)	$298	$356	$345	$324	$268
Adjusted PPNR (non-GAAP)	(n)-(c)	301	331	352	316	267
Efficiency ratio (non-GAAP) [1]	(c/n)	65.0%	62.3%	59.6%	62.2%	66.6%
1 Excluding the $15 million charitable contribution, adjusted noninterest expense for the three months ended December 31, 2025 would have been $533 million, resulting in an efficiency ratio of 60.6%.